Exhibit 10.69
AMENDMENT N° 1 TO THE AMENDED AND RESTATED LICENSE AND
SUPPLY AGREEMENT
THIS AMENDMENT N° 1 TO THE AMENDED AND RESTATED LICENSE AND SUPPLY AGREEMENT (the “Amendment”) effective as of the Closing Date, is made and entered into by and between Columbia Laboratories (Bermuda) Limited, a corporation organized and existing under the laws of Bermuda (“Licensor”) and Ares Trading S.A., a corporation organized and existing under the laws of Switzerland (“Licensee”). Licensor and Licensee may be referred to herein as a “Party” or, collectively, as “Parties.”
RECITALS:
WHEREAS, the Parties entered into an Amended and Restated License and Supply Agreement on June 4, 2002 (the “License and Supply Agreement”), amending and restating the License and Supply Agreement entered into between the Parties on May 20, 1999;
WHEREAS, the Parties wish to enter into this Amendment as a result of the Parties, Serono Inc. (which is an Affiliate of Licensee), and Columbia Laboratories, Inc. entering into an agreement pursuant to which Licensee’s U.S. rights under the License and Supply Agreement are terminated (the “U.S. Agreement”);
WHEREAS the Parties shall enter into this Amendment simultaneously with the execution of the U.S. Agreement;
WHEREAS, capitalized terms used and not otherwise defined in this Amendment are used as defined in the License and Supply Agreement and/or the U.S. Agreement. If a capitalized term is defined in both the License and Supply Agreement and the U.S. Agreement, then for the purposes of this Amendment, the definition in the License and Supply Agreement shall apply.
NOW, THEREFORE, in consideration of the various promises and undertakings set forth herein, the Parties agree to amend the License and Supply Agreement as follows:
1.	Section 1 (f) is deleted and not replaced.

2.	The following phrase of Section 1 (h) is deleted and not replaced:

“(i) the United States or (ii)”

3.	The following wording is inserted to the first sentence of Section 1 (s), between the phrases “or sublicensees” and “from or on account of”:

“(for the sake of clarity, the definition of Net Sales hereunder shall not include any sales of Product by the Licensor)”

4.	The last two sentences of Section 1 (s) are deleted and not replaced.

5.	Section 1 (z) (bb) is amended to read as follows:
“Territory” shall mean all countries and territories of the world except for the United States and for Sub-Saharan Africa. “Sub-Saharan Africa” shall mean the following countries: the Republic of South Africa, Lesotho, Botswana, Zimbabwe, Namibia,

Mozambique, Zaire, Kenya, Malawi, Mauritius, Seychelles, Madagascar, Zambia and Swaziland.”
6.	Section 2 (g) is amended to read as follows:
“Licensor shall make reasonable efforts to obtain from its licensee in Sub-Saharan Africa any right such licensee may have to market, use, sell, make or have made the Product and to use the Trademarks. Upon Licensor obtaining such rights, “Territory” under this Agreement shall be automatically redefined to mean “all the countries in the world, excluding the United States”. Any incidental out-of-pocket costs incurred by Licensor in obtaining such rights shall be for the account of Licensee, when prior approved by Licensee.”
7.	Section 2 (h) is deleted and not replaced.

8.	Sections 3 (a), (b) and (c ) are deleted and not replaced.

9.	The last sentence of the first paragraph of Section 4 (m) (which, for the avoidance of doubt, begins with “Licensor may manufacture..” and ends with “..shearing cycles.” is deleted and not replaced.

10.	The last paragraph Section 4 (m) (which is the last sentence of Section 4 (m)) is amended by deleting the phrase “under the Marketing Agreement”.

11.	Section 4 (s) is amended in its entirety to read as follows:
“Each Party shall be responsible for receiving and responding to complaints and requests for information from patients and others regarding the Product sold by it and each Party shall provide reasonable assistance to the other Party in responding to such complaints and requests for information and shall be responsible for investigating and resolving any complaints. Within thirty (30) days following the end of each calendar month during the term of the Agreement, each Party shall provide the other Party with a written report detailing complaints regarding the Product received during such month, provided that each Party shall notify the other Party of any serious adverse events within two (2) days following notice to either Party of such serious adverse event. During the term of this Agreement, each Party shall make available to the other Party information about the Product as may be necessary to carry out the provisions and purposes of this Agreement and the U.S. Agreement, including without limitation general medical information relating to the Product’s storage, use and safety. Each Party shall provide prompt written notice to the other Party, including relevant references, of any information which the Party giving notice believes in its reasonable judgment is material for medical information services. Material information shall include, but not be limited to, published or unpublished reports or other clinical or laboratory data received by either Party about Product safety, contraindications, treatment programs in the indications specified by the approved Product insert, stability, storage and shipping, pharmacology, and other information that either Party believes in its reasonable judgment is relevant to safe and effective Product use. The Party giving notice shall provide reasonable follow-up information and prompt written replies to verbal or written questions from the other Party pertinent to medical information services about the Product. On a periodic basis as agreed by both Parties, but no less than annually, each Party shall provide the other Party a written summary of information about the Product, which in the reasonable judgment of the Party providing the information, is material for the medical services information of the other Party.”
12.	The penultimate sentence of Section 4 (t) is amended to read as follows:

“If the Product defect causing the corrective action shall be found to result solely from one of the Party’s , its Affiliates’ or sublicensees’ marketing, use or sale of the Product, then the costs and expenses of such corrective action shall be paid by such Party.”
13.	A new sentence is added following the end of the Section 4 (t) to read as follows:
“The Licensor shall be responsible for the costs of any corrective action (i) outside of the Territory and (b) within the Territory, if found to result solely from the manufacture and supply of the Product hereunder.”
14.	The first paragraph of Section 5 (a) is amended to read as follows:
“The Purchase Price to be paid by the Licensee for the Product in Finished Packaged Form shall be the Base Price of thirty percent (30%) of Net Sales, whichever is greater, unless otherwise agreed as contemplated in paragraph 4 (q).”
15.	The second paragraph of Section 5 (a) (which, for the avoidance of doubt, begins with “Whether the Net Sales were made..” and ends with “..from the reference of the dispute or difference.”) is deleted in its entirety and not replaced.

16.	Section 5 (f) is deleted and not replaced.

17.	The last sentence of Section 13 is amended to read as follows:
“In the event that the Licensee shall continue to market the Product under the terms of this Agreement for twenty-five (25) years from the Effective Date in the European Union and Canada, Licensee shall thereafter own the Trademarks and related goodwill in the Territory.”
18.	The address of Ares Trading S.A. referred to in Section 17 is Ares Trading SA, c/o Zone Industrielle de l’Ouriettaz, 1267 Coinsins, Switzerland. A copy of each notice to Licensee shall be sent to General Counsel, Serono International SA, 9 chemin des Mines, 1202 Geneva, Switzerland. The address of Columbia Laboratories (Bermuda) Ltd., referred to in Section 17 is Canon’s Court, 22 Victoria Street, PO Box HM 1179, Hamilton HM 12, Bermuda. A copy of each notice to Licensor shall be sent to General Counsel, Columbia Laboratories, Inc., 354 Eisenhower Parkway, Livingston, New Jersey 07039, USA.

19.	Effectiveness. This Amendment shall enter into effect as of the Closing Date (as such term is defined in the U.S. Agreement).

20.	Counterparts; Fax; Signatures. This Amendment may be executed in any two (2) counterparts, including by facsimile, each of which, when executed, shall be deemed to be an original and both of which together shall constitute the one and same document.

21.	Full Force and Effect. Except as set forth in this Amendment and in the U.S. Agreement, the License and Supply Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered by their respective duly authorized officers.
ARES TRADING S.A.

By:	/S/ Francois Naef
Name: Francois Naef
Title: Senior Executive Vice President

By:	/S/ Franck Latrille

Name: Franck Latrille
Title: Senior Executive Vice President
COLUMBIA LABORATORIES (Bermuda), Ltd.

By:	/S/ Robert S Mills
Name:	Robert S Mills
Title:	President
SIGNATURE PAGE TO AMENDMENT NO. 1